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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                                 AMENDMENT NO. 2
                         (RELATING TO FILE NO. 0-18813)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                                    THQ INC.
             (Exact name of registrant as specified in its charter)

                Delaware                                 13-3541686
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 (State of incorporation or organization)   (I.R.S. Employer Identification No.)

       27001 Agoura Road, Suite 325
       Calabasas Hills, California                          91301
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 (Address of principal executive offices)                 (Zip Code)


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        Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                    Name of each exchange on which
        to be so registered                    each class is to be registered
        -------------------                    ------------------------------
           Common Stock                                   NASDAQ
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]


If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]


Securities to be registered pursuant to Section 12(g) of the Act:      None
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        Our Board of Directors has approved amendments to our Certificate of
Designation for our Series A Junior Participating Preferred Stock and we have entered into the Amended and Restated Rights Agreement, dated as of August 22, 2001, with Computershare Investor Services, LLC. The terms of the preferred stock purchase rights were amended in this Amended and Restated Rights Agreement. In addition, on July 20, 2001, our shareholders approved an increase in the amount of the authorized shares of our common stock. Accordingly, we are filing this Amendment No. 2 to update the description of our common stock as contained in our Registration Statement on Form 8-A (File No. 0-18813), filed with the Securities and Exchange Commission on September 24, 1991, as amended by Amendment No. 1 to Form 8-A filed on June 7, 2001.

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

                         DESCRIPTION OF OUR COMMON STOCK

        Our common stock has a par value of $0.01 per share. Each holder of our common stock is entitled to one vote for each share of common stock so held on all matters submitted to a vote of stockholders, including the election of directors. The holders of our common stock do not have cumulative voting rights, which means that the holders of a majority of the shares of our common stock voting in the election of our directors can elect all the members of our Board of Directors. Generally, other actions to be taken by the holders of our common stock require the vote of holders having a majority of the votes that are entitled to be voted and are represented in person or by proxy. Dividends may be paid ratably to holders of our common stock when and if declared by our Board of Directors out of funds legally available therefor. Upon our dissolution or liquidation, our holders of common stock will be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of all of our liabilities and the liquidation preference of any of our preferred stock. The holders of our common stock have no preemptive, subscription, or conversion rights and no redemption or sinking fund provisions apply to the common stock. The outstanding shares of our common stock are fully paid and nonassessable.

        The certificates evidencing our common stock are attached to our preferred stock purchase rights. Each preferred stock purchase right entitles the registered holder to purchase from us a unit consisting of 1/1000 of a share of our Series A Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $10.00 per unit, subject to adjustment. The preferred stock purchase rights may delay, discourage or deter a third party from attempting to obtain control of us. For a full description of the preferred stock purchase rights please see our Registration Statement on Form 8-A (File No. 001-15959) filed with the Securities and Exchange Commission on June 20, 2000, as amended by Amendment No. 1 to Form 8-A filed on May 16, 2001 and as further amended by Amendment No. 2 filed on August 28, 2001, which is hereby incorporated herein by reference.

                        DESCRIPTION OF PROVISIONS OF OUR
                     CERTIFICATE OF INCORPORATION AND BYLAWS

        STOCKHOLDER SPECIAL MEETINGS AND PROPOSALS

        Our Bylaws require that, subject to certain exceptions, any stockholder desiring to propose business or nominate a person to our Board of Directors at a stockholders meeting must give notice of any proposals or nominations within a specified time period. In addition, our Bylaws provide that, subject to the rights of holders of any of our preferred stock, our Certificate of Incorporation, or applicable law, we will hold a special meeting of stockholders only if a majority of our directors, the Chairman of the Board, or the President calls the meeting. These provisions may have the effect of precluding a nomination for


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the election of directors or the conduct of business at a particular annual meeting if the proper procedures are not followed or may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us. To include a proposal in our annual proxy statement, the proponent and the proposal must comply with the proxy proposal submission rules of the Securities and Exchange Commission.

        BUSINESS COMBINATION UNDER DELAWARE LAW

        As a Delaware corporation, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

        - the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

        - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

        - on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

        A "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

        LIMITATION OF LIABILITY OF OUR OFFICERS AND DIRECTORS

        Our certificate of incorporation provides that no director shall be liable to us or to our stockholders for monetary damages for breach of duty as a director, except for liability for:

        - any breach of the director's duty of loyalty to us or our stockholders;

        - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

        - unlawful payment of a dividend or an unlawful stock purchase or stock redemption; and

        - any transaction from which the director derived an improper personal benefit.

                                     LISTING

        Our shares of common stock are listed on the NASDAQ National Market System under the symbol THQI.


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                          TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

ITEM 2. EXHIBITS.

        The description of our common stock contained herein does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, which are Exhibits hereto and are hereby incorporated herein by reference.

  Exhibit Number                    Description of Exhibit
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

        1 Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 1 to the
                  Registrant's Registration Statement on Form S-3 filed on
                  January 9, 1998 (File No. 333-32221) (the "S-3 Registration
                  Statement")).

        2 Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Post-Effective Amendment No. 1 to the S-3 Registration Statement).

        3         Amendment to Certificate of Incorporation, dated July 20, 2001
                  (incorporated by reference to Exhibit 3.3 to the Registrant's
                  Quarterly Report on Form 10-Q for the period ended June 30,
                  2001).

        4         Amended and Restated Bylaws (incorporated by reference to
                  Exhibit 3 to the Registrant's Current Report on Form 8-K, dated June 22, 2000).

        5         Certificate of Designation of Series A Junior Participating
                  Preferred Stock of THQ Inc. (incorporated by reference to
                  Exhibit A of Exhibit 1 of Amendment No. 2 to the Registrant's
                  Registration Statement on Form 8-A filed on August 28, 2001
                  (File No. 001-15959) (the "August 28 Form 8-A")).

        6         Amendment to Certificate of Designation of Series A Junior
                  Participating Preferred Stock of THQ Inc. (incorporated by reference to Exhibit A of Exhibit 1 of the August 28 Form 8-A.

        7         Amended and Restated Rights Agreement, dated as of August 22,
                  2001 between the Registrant and Computershare Investor
                  Services, LLC (incorporated by reference to Exhibit 1 to the August 28 Form 8-A).

        8 Specimen form of Common Stock Certificate (incorporated by reference to Exhibit 5 to Amendment No. 1 to the Registration
                  Statement on Form 8-A filed on June 7, 2001 (File No.
                  0-18813)).


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                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                   THQ INC.



                                   By:    /s/ Brian J. Farrell
                                      ------------------------------------------
                                      Brian J. Farrell
                                      Chairman of the Board, President and Chief
                                      Executive Officer

Date:  August 28, 2001


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